Exhibit 24.2

POWER OF ATTORNEY

CLOVER LEAF SEAFOOD B.V.

CLOVER LEAF SEAFOOD B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its official seat (statutaire zetel) in Amsterdam, the Netherlands and having its registered office address at Strawinskylaan 3105 Atrium (1077ZX), Amsterdam, the Netherlands, registered with the trade register of the chambers of commerce, the Netherlands under number 34316908 (the “Grantor”), appoints:

(a)	Mr. John Stiker; and

(b)	each member of the Board,

each acting singly and independently of the other, as its true and lawful and several attorney (the “Attorneys” and each an “Attorney”) and with full power of substitution, to negotiate, amend, adapt, waive, sign, execute, deliver, ratify, confirm and/or (where relevant) perform for and on behalf of the Grantor:

(a)	Form S-4 for the exchange offer to register certain senior secured notes issued by Bumble Bee Foods, LLC, Connors Bros. Clover Leaf Seafoods Company and Bumble Bee Capital Corp.; and

(b)	any further documents deeds, instruments, agreements, notices, letters, acknowledgements, agreements, memoranda, statements, powers of attorney, resolutions and certificates as may be ancillary, necessary, required or useful in connection with the document listed under paragraph (a) and/or the transactions envisaged thereby, together the “Documents” and each a “Document”,

in such forms as any Attorney may approve (such approval to be conclusively evidenced by an Attorney’s execution thereof) and to do all such acts and things as may be ancillary thereto and/or necessary and/or useful and/or desirable in the sole opinion of any Attorney in connection with or for the purpose of the entering into, execution, delivery, ratification, confirmation and/or performance of the Documents and the entering into and performance of the transaction contemplated thereby.

The Grantor covenants and agrees to indemnify and to hold harmless each Attorney and persons designated by any Attorney from and against any liability they or any one of them might incur for any steps taken by them or any one of them in connection with the this power of attorney.

The Grantor declares that this appointment also applies to situations where one of the Attorneys also acts as the Grantor’s counterparty (Selbsteintritt) or as representative of the Grantor’s counterparty.

power of attorney Clover Leaf Seafood B.V. (Form S-4)	1

The Grantor declares that this power of attorney expressly includes:

(a)	the authority for each Attorney to delegate its authority thereunder in part or in whole to one or more sub-attorneys by way of a written sub power of attorney (ondervolmacht); and

(b)	the authority to cancel or postpone the entering into, delivery, signing or performance of any Document.

The Grantor undertakes, when so requested, that it will ratify and confirm whatever any one of the Attorneys shall lawfully do or cause to be done pursuant to the powers conferred to such Attorney under this power of attorney.

The Grantor declares that the power of attorney has also been granted for the benefit of other persons which are a party to any Document and shall be irrevocable.

This power of attorney shall be governed by Dutch law.

IN WITNESS WHEREOF, the undersigned has executed this power of attorney on May 17, 2010.

/s/ Scott Perekslis
Name:	Scott Anthony Perekslis
Title:	Director A

Signed for and on behalf of Equity Trust Co. N.V. as director B by,

	/s/ M.F. Fratila		/s/ W.H. Kamphuijs
Name:	M.F. Fratila	Name:	W.H. Kamphuijs
Title:	Proxyholder B	Title:	Deputy Managing Director

power of attorney Clover Leaf Seafood B.V. (Form S-4)	2